EXHIBIT 99.2

                  PRESS RELEASE OF CLOVER LEAF FINANCIAL CORP.



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FOR IMMEDIATE RELEASE


Contact:  Dennis M. Terry
          President & CEO
          618-656-6122



                      CLOVER LEAF FINANCIAL CORP. ANNOUNCES
                REVISED EARNINGS PER SHARE FOR THE SECOND QUARTER


Edwardsville, Illinois - Clover Leaf Financial Corp. (OTC Bulletin Board: CLOV), the parent company of Clover Leaf Bank of Edwardsville, Illinois, announced revised earnings per share for the quarter ended June 30, 2003.

As revised, earnings per share for the quarter ended June 30, 2003 were $0.33, and not $0.31, as previously reported. Earnings per share for the six months ended June 30, 2003 were $.50, and not $0.48, as previously reported. The revision to the earnings per share reflects a change in the weighted average shares of common stock outstanding. Net income for the quarter and six months ended June 30, 2003 remains unchanged at $207,000 and $315,000 respectively.